Exhibit 4.2

EXECUTION VERSION

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 17, 2015, among FLOWSERVE CORPORATION, a New York corporation (the “Company”), the Guarantors listed in Schedule I hereto (the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of September 11, 2012 (the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, Sections 2.01 and 9.01 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of notes;

WHEREAS, Section 2.01 of the Indenture provides, among other things, that there shall be established in or pursuant to a Board Resolution, and set forth, or determined in the manner provided, in an Officers’ Certificate or in a Company Order, or established in one or more indentures supplemental to the Indenture, prior to the issuance of Securities of any series, the currency or currencies in which payment of the principal of and interest on the Securities shall be payable (if other than Dollars), whether Securities of the series are entitled to the benefits of any Securities Guarantee of any Guarantor pursuant to the Indenture, the identity of any such Guarantors at the time of initial issuance of the Securities of such series, whether Notations of Guarantees are to be included on such Securities, and any terms of such Securities Guarantee with respect to the Securities of the series in addition to those set forth in Article X of the Indenture, or any exceptions to or changes to those set forth in Article X of the Indenture;

WHEREAS, Section 10.01 of the Indenture provides that prior to the authentication and delivery upon original issuance of Securities of any series that are to be guaranteed by a Person, the Company, the Trustee and such Person shall have entered into a supplemental indenture pursuant to Section 9.01(3) of the Indenture whereby such Person shall have executed a Securities Guarantee under the Indenture with respect to any series of Securities as to which such Person has been so established pursuant to Section 2.01 of the Indenture as a Guarantor thereof;

WHEREAS, the Company intends by this Third Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “1.250% Senior Notes due 2022” (the “Notes”), for which all payments of principal and interest shall be made in euros (subject to limited exceptions described herein);

WHEREAS, the Company intends by this Third Supplemental Indenture to provide that the Notes will be entitled to the benefits of the Securities Guarantee of the Guarantors;

WHEREAS, the Guarantors intend by this Third Supplemental Indenture to execute a Securities Guarantee with respect to the Notes;

WHEREAS, pursuant to Sections 9.01(3) and 9.01(10) of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Third Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of Notes; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company and the Guarantors according to their terms, and all actions required to be taken by the Company and the Guarantors under the Indenture to make this Third Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b) The following are definitions used in this Third Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this Third Supplemental Indenture shall govern with respect to the Notes.

“Additional Amounts” shall have the meaning set forth in paragraph 12 on the reverse side of the Note.

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Business Day” means a day on which commercial banks and foreign exchange markets are open for business in New York, London and in the place where any Note is presented for payment (if presentation is applicable), and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2), or any successor thereto, is operating.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the Indenture.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company and/or one or more of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the Company’s first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by each of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking Société Anonyme, Luxembourg.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which shall initially be Elavon Financial Services Limited.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank.

“Consolidated Tangible Assets” means, as of any date, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

(1) was a member of such board of directors on the date of the issuance of the Notes; or

(2) was nominated for election or elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Credit Agreement” means the Existing Credit Agreement as such agreement may be amended, supplemented or otherwise modified from time to time, and any agreement, indenture or other documentation evidencing extensions, refinancings, replacements or restructurings of the credit facilities governed by the Existing Credit Agreement, whether the same or any other agent, agents, lenders or group of lenders is or are parties thereto.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Depositary” means, for purposes of this Third Supplemental Indenture, the Common Depositary.

“Existing Credit Agreement” means the Credit Agreement dated as of August 20, 2012, as amended by the First Amendment to the Credit Agreement, dated October 4, 2013, among the Company, the subsidiaries of the Company identified therein, as the guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the other lenders party thereto.

“€” or “euro” means a euro or other equivalent unit in such coin or currency of the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Fitch” means Fitch Inc., and its successors.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each Guarantor and any other Subsidiary of the Company which owns a Principal Property.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Paying Agent” means Elavon Financial Services Limited, UK Branch, as Paying Agent for the Notes or any successor entity appointed by the Company as Paying Agent for the Notes in London, England.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by the Company or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of the Consolidated Tangible Assets of the Company and its consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if the Company’s board of directors in good faith determines it is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, Rating Agency shall include any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Registrar” means Elavon Financial Services Limited, as Registrar for the Notes, or any successor entity appointed by the Company as Registrar for the Notes.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date (as defined in Section 2.04(c) of this Third Supplemental Indenture) with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any Subsidiary of the Company transfers such property to another Person and the Company or the Subsidiary leases or rents it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Change of Control Offer”	4.01(a)
“Change of Control Payment”	4.01(a)
“Change of Control Payment Date”	4.01(b)
“Interest Payment Date”	2.04(c)
“Maturity Date”	2.04(b)
“Regular Record Date”	2.04(c)

Section 1.03. Incorporation by Reference of Trust Indenture Act.

This Third Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Third Supplemental Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Third Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and the Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Third Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules promulgated under the TIA have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE

AND CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01. Application of this Third Supplemental Indenture. Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes. The Notes constitute a separate series of Securities as provided in Section 2.01 of the Indenture.

Section 2.02. Creation of the Notes. In accordance with Section 2.01 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of €500,000,000.

Section 2.03. Form of the Notes. The Notes shall each be issued in the form of a Global Security, duly executed by the Company and the Guarantors and authenticated by the Trustee, which shall be deposited with, or on behalf of Clearstream or Euroclear, and registered in the name of USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for the accounts of Clearstream and Euroclear. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as the Common Depositary or its nominee, is the registered owner of a Global Security, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Common Depositary or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Notwithstanding the foregoing, nothing herein shall (x) prevent the Company or the Trustee from giving effect to any written communication, proxy or other authorization furnished by the Common Depositary or its nominee, as applicable, or (y) impair the operation of customary practices of such Common Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Security. No Notations of Guarantees are required to be included on any of the Notes.

Section 2.04. Terms and Conditions of the Notes.

The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title and Conditions of the Notes. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.

(b) Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in euros to the Holders thereof, together with all accrued and unpaid interest thereon, on March 17, 2022 (the “Maturity Date”).

(c) Payment of Principal and Interest. The Notes shall bear interest at 1.250% per annum, from and including March 17, 2015, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or

March 17, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest on the Notes shall be payable annually on March 17 of each year, beginning on March 17, 2016 (each such date, an “Interest Payment Date” for the purposes of the Notes under this Third Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on the Business Day immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this Third Supplemental Indenture). If any Interest Payment Date would otherwise be a day that is not a Business Day, that Interest Payment Date will be postponed to the next date that is a Business Day. If the Maturity Date of the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day. As specified in paragraph 12 on the reverse of the Note, the Company agrees to pay Additional Amounts as set forth therein.

(d) Registration and Form. The Notes shall be issuable as fully registered securities as provided in Section 2.03 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto. The Notes shall be issued and may be transferred only in minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof. All payments of principal, Redemption Price, any purchase price relating to a Change of Control Offer, any Additional Amounts (if any) and accrued unpaid interest in respect of the Notes shall be made by the Company as set forth in the Notes.

(e) Place of Payment and Appointment and Funding. All payments of interest and principal, including payments made upon any redemption of the Notes, Change of Control Offer and any Additional Amounts (if any) shall be payable at the office or agency of the Company maintained for such purposes in London, England, which shall initially be the principal corporate trust office of the Paying Agent; provided, however, that payment of interest may be made at the option of the Company by (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register; and provided that the Company shall pay interest and principal, including payments made upon any redemption of the Notes, any purchase price relating to a Change of Control Offer and any Additional Amounts (if any) on the Notes in global form registered in the name of or held by USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for the accounts of Clearstream and Euroclear, or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of such Notes in global form. Transfer of the Notes shall be registrable, the Notes shall be exchangeable for Notes of a like aggregate principal amount, and notices and demands to or on the Company in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the corporate trust office of the Trustee in New York, New York.

Upon notice to the Trustee, the Company may change any Paying Agent or Registrar; provided, however, that the Company shall undertake to maintain a Paying Agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

On or prior to the date that any payments of interest and principal, including payments made upon any redemption of the Notes, any purchase price relating to a Change of Control Offer and any Additional Amounts (if any), or any other amount payable in respect of the Notes is due and payable, the Company shall deposit with the Paying Agent in London, England, an amount of money in euros sufficient to pay any and all such amounts due and payable in respect of the Notes on such payment date.

(f) Issuance in Euro. Initial Holders will be required to pay for the Notes in euros, and all payments of interest and principal, including payments made upon any redemption of the Notes, any purchase price relating to a Change of Control Offer and any Additional Amounts (if any), will be made in euros; provided that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. If the euro is unavailable to the Company, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for obtaining exchange rates, affecting conversions, making calculations or otherwise handling re-denominations. Any references elsewhere in this Third Supplemental Indenture or the Notes to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 2.04(f).

(g) Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 8.02 of the Indenture, and the provisions for covenant defeasance in Section 8.03 of the Indenture, shall be applicable to the Notes. If the Company shall effect a defeasance of the Notes pursuant to Section 8.02 or Section 8.03 of the Indenture, the Company shall cease to have any obligation to comply with the covenants and agreements set forth in Articles IV and V of this Third Supplemental Indenture.

(h) Further Issuance. Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

(i) Redemption. The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

(j) Guarantees. The payment of the principal and any accrued and unpaid interest on the Notes, whether at the Maturity Date, by acceleration, by redemption or otherwise, is fully, unconditionally and irrevocably guaranteed, jointly and severally, by the Guarantors as provided in Article X of the Indenture.

(k) Ranking. The Notes will be the Company’s unsecured and unsubordinated obligations and will rank equally with all of its current and future unsecured and unsubordinated indebtedness, including any borrowings under the Existing Credit Agreement, and senior to all of its current and future subordinated debt. The Securities Guarantees will be the Guarantors’ unsecured and unsubordinated indebtedness, and senior to all of the Guarantors’ current and future subordinated debt.

(l) Sinking Fund. The Notes are not entitled to any sinking fund.

(m) Transfers of Beneficial Interests. Subject to Sections 2.08 and 2.16 of the Indenture, interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

(n) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

REDEMPTION

Section 3.01. Optional Redemption. At any time prior to December 17, 2021, the Notes are subject to redemption, in whole or in part, from time to time, at the Company’s option at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)	the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL ICMA) at the Comparable Government Bond Rate plus 25 basis points.

At any time on or after December 17, 2021, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Company will also pay the accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

Section 3.02. Open Market Repurchases. Notwithstanding any provision hereunder or under the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company or any of its Affiliates purchase may, at the Company’s discretion, be held, resold or canceled.

Section 3.03. Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 10, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as specified in paragraph 12 on the reverse of the Note, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Notes as described under Section 3.01, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) On each Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(d) The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article III of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 5.01. Limitation on Liens.

The Company will not, and will not permit any Material Subsidiary to, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, now owned or hereafter acquired by the Company or any Subsidiary of the Company, to secure Debt, without effectively providing concurrently that the Notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(1) Liens existing on the date of the Indenture, or any Lien in favor of the Trustee for the benefit of Holders of the Notes;

(2) Liens in favor of the Company or any Guarantor;

(3) Liens on any property existing at the time the Company or a Material Subsidiary acquired or leased such property, including property acquired by the Company or a Material Subsidiary through a merger or similar transaction;

(4) Liens on any Principal Property to secure all or part of the cost of acquisition, construction, development or improvement of such Principal Property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such Principal Property and (B) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved;

(5) Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(6) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(8) Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(9) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(10) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses or the Subsidiaries’ businesses, taken as a whole;

(11) Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(12) any Lien renewing, extending or replacing any Lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

(13) any other Lien on any of the Company’s or its Subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of the Company or its Subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 15% of the Company’s Consolidated Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available).

Section 5.02. Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by the Company or any Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(1) the transaction is permitted pursuant to the exception described in the last clause under Section 5.01;

(2) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by the Company’s Board of Directors in good faith) of the Principal Property leased pursuant to such transaction and an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 180 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of the Company (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(3) the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(4) the lease is with the Company or another Material Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. The events of default in Article VI of the Indenture shall be applicable to the Notes. In addition, the following shall be Events of Default with respect to the Notes:

(a) an event of default (i) under the terms of any indenture or instrument for borrowed money under which the Company or any of its subsidiaries has outstanding an aggregate principal amount of at least $60,000,000 or (ii) under the terms of our primary revolving bank facility, in each case, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 30 days after notice of such acceleration); and

(b) the entry against the Company, any Material Subsidiary or any Significant Subsidiary of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $60,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

ARTICLE VII

AGREEMENT TO BE BOUND; SECURITIES GUARANTEE

Section 7.01. Agreements to be Bound. Each Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 7.02. Guarantees. Each Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly and severally with each other Guarantor, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors, the full and punctual payment when due, whether at maturity, by redemption, acceleration or otherwise, of the obligations of the Company under the Notes and the other guaranteed obligations of the Company set forth in Article X of the Indenture. The terms of each Securities Guarantee are more fully set forth in Article X of the Indenture and each Guarantor agrees to be bound by such terms. Notwithstanding any provision hereof to the contrary, upon the release of any Securities Guarantee of a Guarantor pursuant to Section 10.03 of the Indenture, each reference to “Guarantor” herein and in the Notes shall exclude such Person.

Section 7.03. Future Guarantors. The Company shall cause any Subsidiary of the Company that guarantees, directly or indirectly, any indebtedness of the Company under the Credit Agreement to at the same time, execute and deliver to the Trustee a supplement to the Indenture pursuant to which such Subsidiary will guarantee payment of the Notes and all other obligations of the Company on the same terms and conditions as those set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until such Securities Guarantee is released in accordance with the provisions of the Indenture.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Ratification of Indenture.

This Third Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 8.02. Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Third Supplemental Indenture by the TIA, the required or deemed provision shall control.

Section 8.03. Notices.

All notices and other communications shall be given as provided in the Indenture; provided that notices to a Guarantor shall be given to such Guarantor in care of the Company.

Section 8.04. Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 8.05. Successors.

All agreements of the Company and the Guarantors in this Third Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 8.06. Multiple Originals.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 8.07. Headings.

The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 8.08. Trustee Not Responsible for Recitals

The recitals contained herein shall be taken as statements of the Company and the Guarantors, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

FLOWSERVE CORPORATION

By:	/S/ JOHN E. ROUECHE, III
Name:	John E. Roueche, III
Title:	Vice President, Investor Relations and Treasurer

[Signature Page - Third Supplemental Indenture]

GUARANTORS:

Flowserve Holdings, Inc.
Flowserve International, Inc.
Flowserve US Inc.

By:	/S/ LUKE E. ALVERSON
Name:	Luke E. Alverson
Title:	Vice President and Secretary

Flowserve Management Company

By:	/S/ LUKE E. ALVERSON
Name:	Luke E. Alverson
Title:	Vice President and Secretary

[Signature Page - Third Supplemental Indenture]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/S/ DAMIEN DALEY
Name:	Damien Daley
Title:	Assistant Vice President

[Signature Page - Third Supplemental Indenture]

SCHEDULE I

LIST OF GUARANTORS

FLOWSERVE HOLDINGS, INC.

FLOWSERVE INTERNATIONAL, INC.

FLOWSERVE US INC.

FLOWSERVE MANAGEMENT COMPANY

Schedule I - Page 1

EXHIBIT A

FORM OF NOTE

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES LIMITED (THE “COMMON DEPOSITARY”) AS COMMON DEPOSITARY OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

THIS NOTE IS HELD BY THE COMMON DEPOSITARY OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 9.05 OF THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.08 OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).

CUSIP NO. 34354P AE5

ISIN NO. XS1196536731

COMMON CODE: 119653673

FLOWSERVE CORPORATION

1.250% SENIOR NOTE DUE 2022

€	No.:

FLOWSERVE CORPORATION, a New York corporation (herein called the “Company”), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, UK Branch, a common depositary for the accounts of Euroclear and Clearstream (the “Common Depositary”), or registered assigns, the principal sum of €            or such other principal amount as shall be set forth on Schedule I hereto on March 17, 2022 and to pay interest thereon at the rate of 1.250% per annum from and including March 17, 2015, or from the most

Exhibit A - Page 1

recent Interest Payment Date to which interest has been paid or duly provided for, annually on March 17 of each year, commencing on March 17, 2016 (each, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Business Day immediately preceding such Interest Payment Date (each such date, a “Regular Record Date”). If any Interest Payment Date would otherwise be a day that is not a Business Day, that Interest Payment Date will be postponed to the next date that is a Business Day. If the Maturity Date of the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note (including, without limitation, any Redemption Price, any purchase price relating to a Change of Control Offer or any Additional Amounts (if any)) will be made at the office or agency of the Company maintained for that purpose pursuant to the Indenture (initially the principal corporate trust office of the Paying Agent in London, England (the “Corporate Trust Office”) or by electronic means, in euros; provided, however, that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. If the euro is unavailable to the Company, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the euro. Any references elsewhere in this Note or the Third Supplemental Indenture to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this paragraph. Payment of interest may be made at the option of the Company (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register. Payments of principal and interest at maturity will be made against

Exhibit A - Page 2

presentation of this Note at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by check or wire transfer. However the Company shall pay principal of and interest (including, without limitation, any Redemption Price, any purchase price relating to a Change of Control Offer or any Additional Amounts (if any)) on a Note in global form registered in the name of or held by USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, as common depositary for the accounts of Clearstream and Euroclear, or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of this Note in global form. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 17, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A - Page 3

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

Date:

FLOWSERVE CORPORATION

By:
Name:
Title:

GUARANTEE

Each of the Guarantors (which term includes any successor Person under the Indenture) has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Company.

The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Securities Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Securities Guarantee.

GUARANTORS:

Flowserve Holdings, Inc.
Flowserve International, Inc.
Flowserve US Inc.

By:
Name:
Title:

Flowserve Management Company

By:
Name:
Title:

Exhibit A - Page 4

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Exhibit A - Page 5

(Reverse of Note)

FLOWSERVE CORPORATION

1.250% SENIOR NOTE DUE 2022

1. This Note is one of a duly authorized issue of securities of the Company designated as its 1.250% Senior Notes due 2022 (the “Notes”) unlimited in aggregate principal amount issued and to be issued under the Indenture, dated as of September 11, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and the Third Supplemental Indenture, dated as of March 17, 2015 (the “Third Supplemental Indenture” and the Base Indenture, as so supplemented by the Third Supplemental Indenture and as it may be further supplemented or amended from time to time, the “Indenture”), among the Company, the guarantors named therein and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon (including post-default interest), will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally in right of payment with all of the Company’s current and future unsecured and unsubordinated indebtedness.

2. At any time prior to December 17, 2021, the Notes are subject to redemption, in whole or in part, from time to time, at the Company’s option at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)	the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL ICMA) at the Comparable Government Bond Rate plus 25 basis points.

At any time on or after December 17, 2021, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Company will also pay the accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

Any notice to Holders of Notes of a redemption pursuant to this paragraph 2 hereof will include, among other things set forth in the Indenture, the Redemption Date, the Redemption Price (or the methodology for determining the Redemption Price), the amount of accrued and unpaid interest to the Redemption Date, and the name and address of the Paying Agent.

Exhibit A - Page 6

3. Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Notes pursuant to paragraph 2 of this Note, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The Notes may also be redeemed pursuant to Section 3.03 of the Third Supplemental Indenture in the circumstances set forth therein.

4. The payment of the principal of and interest on the Notes will be fully and unconditionally guaranteed by the Guarantors, on the terms set forth in the Indenture.

5. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

6. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of Notes under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

7. No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Securities Register of the Company, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instruction of transfer in form satisfactory to the Company, and duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, on which instruction the Company can rely, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

9. The Notes are issuable only in fully registered form, without coupons, in minimum denominations of €100,000 or any amount in excess thereof which is an integral multiple of €1,000. As provided in the Indenture, and subject to certain

Exhibit A - Page 7

limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

10. No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

11. Prior to the due presentment of this Note for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

12. All payments of principal and interest on the Notes by the Company will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless the withholding or deduction of such taxes, assessment or other government charge is required by law or the official interpretation or administration thereof. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (the “Additional Amounts”) as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and premium, if any, and interest on, the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)	to the extent any tax, assessment or other governmental charge is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes, a private foundation or other tax-exempt organization or a corporation that has accumulated earnings to avoid U.S. federal income tax;

Exhibit A - Page 8

(d)	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(2)	to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

(6)	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

(7)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a Holder of Notes, if such payment could have been made without such withholding by presenting the relevant Note to at least one other paying agent in a member state of the European Union;

Exhibit A - Page 9

(8)	to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided in this Note, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Note, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

13. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 17, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The Company shall pay the principal of and interest on Notes in global form registered in the name of or held by the Common Depositary or its nominee in immediately available funds to the Common Depositary or its nominees, as the case may be, as the registered Holder of such global Notes.

14. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 10, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described in Section 12 herein with respect to the Notes, then the Company may at any time at its

Exhibit A - Page 10

option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

15. Subject to Sections 2.08 and 2.16 of the Indenture, interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

16. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

17. No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, the Indenture, the Securities Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

18. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Each Holder of this Note covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

21. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

22. All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A - Page 11

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the Third Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the Third Supplemental Indenture, state the amount in principal amount: €

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 13

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A - Schedule I